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                                                                     EXHIBIT 5.1

                                August 1, 2001


Primus Knowledge Solutions, Inc.
1601 Fifth Avenue
Seattle, WA 98101

Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel for Primus Knowledge Solutions, Inc., a Washington corporation (the "Company"), in connection with the filing under the Securities Act of 1933, as amended, of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of 750,000 shares of common stock, par value $0.025 per share (the "Shares"), of the Company.

     In connection with the preparation and filing of the Registration Statement, we have reviewed the Company's Articles of Incorporation and Bylaws and have made such other investigations as we deemed necessary in order to express the opinions set forth below. Based on the foregoing, it is our opinion that the Shares are validly issued, fully paid and non-assessable under the Washington Business Corporation Act.

     We hereby consent to all references to us in the Registration Statement and all amendments thereto. We further consent to the use of this opinion as an exhibit to the Registration Statement. We express no opinion as to any matters not expressly set forth herein.


                                       Very truly yours,
                                       Preston Gates & Ellis LLP

                                       By  /s/ Gary J. Kocher